Exhibit 10.1

18706 NORTH CREEK PARKWAY SUITE 104 BOTHELL, WA 98011

March 29, 2024

Javier San Martin

[Address]

Email: [Email]

Dear Javier:

We are pleased to offer you employment with Athira Pharma, Inc. (the “Company”) as its Chief Medical Officer, reporting to the Company’s Chief Executive Officer (“CEO”). If you decide to join us in this role, you will become part of a fast-paced and dedicated team that works together to accelerate the development of life changing therapeutics.

As the Company's Chief Medical Officer, you will perform the duties and responsibilities customary for such position as well as other related duties that may be assigned by the CEO. You will perform your duties from California but will travel to the Company’s corporate offices located in Bothell, Washington as reasonably required by the Company and necessary to perform your job duties. As referenced below, you will be reimbursed for reasonable and approved expenses incurred during the course of business, which includes business travel, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time.

Your full-time annual base salary will be $500,000.00 which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment by the Company from time to time.

You will first be eligible for an annual discretionary performance bonus for the 2024 calendar year, which will be payable in 2025. The annual discretionary performance bonus will be in an amount up to 40% of your base salary, as determined by the Company. Your 2024 annual bonus, if any, will be prorated for the portion of the fiscal year you were employed by the Company (beginning with your employment start date). You may also be eligible to participate in other discretionary bonus plans and programs as may be established by the Company for its employees from time to time, subject to the applicable terms and conditions thereof, including without limitation any eligibility requirements. Unless determined otherwise by the Company, any bonus will be subject to your continued employment through and until the date of payment and will be subject to any applicable withholdings. Any bonus and the applicable terms and conditions thereof may be adjusted from time to time by the Company in its sole discretion.

As a material inducement to your accepting employment with the Company, and subject to approval by the Company’s Board of Directors or Compensation Committee, you will be eligible to receive an initial award of stock options to purchase up to 400,000 shares of the Company’s Common Stock pursuant to the Company’s 2024 Inducement Equity Incentive Plan or another Company equity incentive plan then in use and the Company’s form of stock option agreement under such plan, including vesting conditions specified therein, and to receive discretionary awards

18706 NORTH CREEK PARKWAY SUITE 104 BOTHELL, WA 98011

of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time in accordance with the terms and conditions thereof. The option will have an exercise price per share equal to the fair market value of a share of our common stock as determined in accordance with the terms of the equity plan under which it is granted. You will also be eligible to participate in the Company’s employee stock purchase plan in effect from time to time in accordance with the terms and conditions thereof, including without limitation any eligibility requirements. You will be eligible to enter into a Change in Control and Severance Agreement applicable to you based on your position within the Company, subject to approval of the Company’s Board of Directors or Compensation Committee. It will specify benefits you may become entitled to receive in connection with a termination of your employment or a change in control of the Company in certain circumstances and subject to the terms and conditions detailed in such agreement.

You will additionally be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable and appropriate travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time in its sole discretion.

As a condition of your employment, you are also required to sign and comply with an At‑Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, as well as non‑disclosure of Company confidential, proprietary, and trade secret information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, pursuant to the terms and conditions of the arbitration provision set forth in the Confidentiality Agreement. A copy of the Confidentiality Agreement is enclosed herewith.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential, proprietary, or trade secret information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

18706 NORTH CREEK PARKWAY SUITE 104 BOTHELL, WA 98011

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at‑will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice.

As a condition of your employment, you will be required to comply with the Company’s employee handbook and other rules and policies of the Company, as in effect from time to time.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. In addition, for federal immigration purposes, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States within three (3) business days of your date of hire, or your employment may be terminated.

This offer letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described herein including, but not limited to, any representations made during your recruitment, interviews, or pre‑employment negotiations. This letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company.

To accept the Company’s offer, please sign and date this letter below. This offer of employment will terminate if it is not accepted, signed, and returned to the Company by Friday, April 5, 2024. If you accept our offer, your first day of employment with the Company will be Monday, April 15, 2024.

Sincerely,

/s/ Mark Litton

Mark Litton

President and Chief Executive Officer

Accepted and Agreed:

/s/ Javier San Martin

Javier San Martin

Date: March 30, 2024